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                                  EXHIBIT 99.2

Contact: Shelly Rubin

         Chief Financial Officer

         LNR Property Corporation

         (305) 695-5440


                LNR PROPERTY CORPORATION TO SELL $200 MILLION OF

                CONTINGENT CONVERTIBLE SENIOR SUBORDINATED NOTES

MIAMI, FEBRUARY 28, 2003 - LNR PROPERTY CORPORATION (NYSE: LNR), one of the nation's leading real estate investment, finance and management companies, announced that it has agreed to sell $200 million principal amount of its 5.5% Contingent Convertible Senior Subordinated Notes due 2023. LNR has agreed to give the initial purchasers an option to purchase up to an additional $35 million principal amount of Notes.

In addition to bearing fixed interest at 5.5% that accrues from the date of issuance, LNR will, beginning in 2008, pay additional interest during specified six-month periods equal to 0.1875% of the market price of the Notes if at the end of the preceding six-month period the market price of the Notes is more than $1,200 per $1,000 principal amount. The Notes will be convertible into LNR common stock at a conversion price per share of $45.28 under certain circumstances, including when the market price of the common stock is more than 120% of the conversion price.

LNR expects to use approximately $100 million of the net proceeds from the sale of the Notes to repay senior secured and unsecured revolving credit debt, and the balance of the proceeds to repurchase shares of its common stock, including both shares sold short by purchasers of the Notes and shares LNR purchases in market transactions in accordance with a 9.5 million share repurchase program previously authorized by LNR's Board of Directors, under which it has already purchased 6.2 million shares, including 1.2 million shares purchased during the current fiscal year, which began on December 1, 2002. Any proceeds not used as currently expected will be used for general corporate purposes.

LNR will have the right to redeem the Notes for cash beginning in 2008. If LNR calls the Notes for redemption, holders will be able to convert them even if they would not normally be convertible at that time. Holders will have the right to require LNR to repurchase the Notes in 2010 and 2017. If holders require LNR to repurchase the Notes, LNR will be able to pay the repurchase price in cash or with shares of its common stock.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The Notes and the shares of LNR common stock issuable upon conversion have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.



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Certain statements in this press release may be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. Generally, the words "believe," "expect," "intend," "anticipate," "will," "may" and similar expressions identify forward-looking statements. Forward-looking statements inherently involve risks and uncertainties. The factors, among others, that could cause actual results to differ materially from those anticipated by the forward-looking statements include, but are not limited to (i) changes in demand for commercial real estate nationally, in areas in which the Company owns properties, or in areas in which properties securing mortgages directly or indirectly owned by the Company are located, (ii) international, national or regional business conditions which affect the ability of mortgage obligors to pay principal or interest when it is due, (iii) the cyclical nature of the commercial real estate business, (iv) changes in interest rates, (v) changes in the market for various types of real estate based securities, (vi) changes in availability of capital or the terms on which it is available, (vii) changes in availability of qualified personnel and (viii) changes in government regulations, including, without limitation, environmental regulations. See the Company's Form 10-K for the year ended November 30, 2002, for a further discussion of these and other risks and uncertainties applicable to the Company's business.

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